Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
SEP 30, 2009 AND SEP 30, 2008
(In Thousands)

	SEP 30, 2009	SEP 30, 2008
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	10,354	10,345
Inventories	6,491	6,230
Deferred Income Taxes	2,050	1,908
Other Current Assets	110	61
Total Current Assets	19,005	18,544

NET FIXED ASSETS	2,391	853

NON-CURRENT ASSETS
Deferred Income Taxes	13,026	14,727
Other Non-Current Assets	47	60
TOTAL ASSETS	34,469	34,184

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	1,147	1,098
Accounts Payable	4,183	6,125
Accrued Payroll and Related Taxes	1,564	808
Other Accrued Expenses	531	603
Other Current Liabilities	190	664
Total Current Liabilities	7,615	9,298

LONG TERM DEBT	6,600	8,910
TOTAL LIABILITIES	14,215	18,208

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Issued – 9,747,283, Outstanding – 8,734,410
Common stock, par value $.01 per share	97	93
Treasury Shares at Cost - 1,012,873 shares	(1,413)	(223)
Additional Paid-in Capital	40,632	40,124
Retained Earnings	(19,062)	(24,018)
TOTAL SHAREHOLDER’S EQUITY	20,254	15,976

TOTAL LIABILITIES & EQUITY	34,469	34,184

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD SEP 30, 2009 AND SEP 30, 2008
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	SEP 30, 2009	SEP 30, 2008	SEP 30, 2009	SEP 30, 2008

Sales	18,273	16,104	67,811	51,092
Cost of Sales	15,077	13,829	56,985	44,875
Gross Profit	3,196	2,275	10,826	6,217

Less: Operating Expenses
Selling & G&A	1,793	1,245	6,007	3,825
Restructuring	0	0	0	0
Total Operating Expenses	1,793	1,245	6,007	3,825

Operating Profit	1,403	1,030	4,819	2,392

Interest and Financing Expense	84	170	389	452
Other Expense/(Income)	(70)	6	(287)	306
Net Income before Income Taxes	1,389	854	4,718	1,634

Provision for /(benefit from)Income Tax	486	(7,662)	(238)	(8,843)

Net Income	903	8,516	4,956	10,477